Exhibit 99.B(d)(3)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund(1)	Class A	Class B	Class C	Class I	Class O	Class Q	Class R	Class IS	Class W

ING Classic Money Market Fund Initial Term Expires August 1, 2006	0.77%	1.41%	1.41%	N/A	N/A	N/A	N/A	N/A	N/A

ING GNMA Income Fund Term Expires August 1, 2009	0.97%	1.72%	1.72%	0.67%	N/A	0.92%	N/A	N/A	0.72%

ING High Yield Bond Fund Initial Term for Classes A, B, and C Expires August 1, 2007 Initial Term for Class I Expires August 1, 2010	1.10%	1.85%	1.85%	0.85%	N/A	N/A	N/A	N/A	N/A

ING Institutional Prime Money Market Fund Initial Term Expires August 1, 2009	N/A	N/A	N/A	0.17%	N/A	N/A	N/A	0.20%	N/A

(1) This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund(1)	Class A	Class B	Class C	Class I	Class O	Class Q	Class R	Class IS	Class W

ING Intermediate Bond Fund Term Expires August 1, 2010	0.75%	1.50%	1.50%	0.50%	0.75%	N/A	1.00%	N/A	0.50%

/s/ HE
HE

Last amended: August 1, 2009

(1)This Agreement shall automatically renew for one year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.